Luxeyard, inc.

CERTIFICATE OF DESIGNATION

8% Convertible Perpetual Preferred Stock

par value $0.0001 per share

The undersigned, in accordance with the General Corporation law of the State of Delaware (“DGCL”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of Luxeyard, Inc. (the “Corporation”), on May 24, 2012, the Board of Directors the Corporation duly adopted this Certificate of Designation establishing the following voting powers, designations, preferences, limitations, restrictions and relative rights of the 8% Convertible Perpetual Preferred Stock of the Corporation:

1.             Designation and Number of Shares. One series of Preferred Stock is established and designated as 8% Convertible Perpetual Preferred Stock, par value $0.0001 per share (the “8% Convertible Preferred Stock”). The number of shares constituting the 8% Convertible Preferred Stock shall be 10,000,000 shares.

2.             Definitions. For the purpose of this Certificate of Designation, the following definitions apply:

(a)          “Affiliate” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such person.

(b)          “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

(c)          “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation as filed with the Delaware Secretary of State on December 31, 2007, as amended by the Certificate of Amendment filed on January 9, 2012, as may be further amended or supplemented from time to time.

(d)          “Common Stock” means the common stock, par value $0.0001 per share, authorized for issuance under the Certificate of Incorporation.

(e)          “Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

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(f)          “Conversion Price” means the lower of (i) $0.35 per share (as subject to adjustment from time to time in accordance with Section 7 hereof); or (ii) the Market Price on the date of such conversion for which the Conversion Price is being applied; provided, however, solely for purposes of clause (ii), the Market Price shall never be less than $0.10 (subject to adjustment for stock splits, stock combinations and similar events affecting the Common Stock).

(g)          “Excluded Security” shall have the meaning ascribed to such term in the Securities Purchase Agreement, dated as of May 24, 2012, by and among the Corporation and the purchasers of 8% Convertible Preferred Stock.

(h)          “Junior Stock” means the Common Stock and each other class or series of the Corporation’s capital stock, whether common, preferred or otherwise, the terms of which do not provide that shares of such class or series rank senior to or on par with the 8% Convertible Preferred Stock as to distributions of dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation

(i)          “Market Price” means, as of an applicable date, ninety percent (90%) of the arithmetic average of the Weighted Average Prices of the Common Stock for the five (5) Trading Days immediately preceding the applicable date. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made under this Certificate of Designation.

(j)          “Original Issue Price” means the original issue price of $0.35 per share of 8% Convertible Preferred Stock, as adjusted for any combinations, consolidations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends (other than any dividend paid on the 8% Convertible Preferred Stock) or splits with respect to the 8% Convertible Preferred Stock.

(k)          “Principal Market” means the principal securities exchange or other securities market for the Common Stock.

(l)          “Registered Shares” means shares of Common Stock which are subject to an effective registration statement and are freely transferable by the holders of such shares.

(m)          “Trading Day” means any day on which the Common Stock is traded on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on the Principal Market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Principal Market (or if the Principal Market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

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(n)          “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding 8% Convertible Preferred Stock.

3.             Dividends.

(a)          Each holder of 8% Convertible Preferred Stock, in preference and priority to the holders of all other classes of stock, shall be entitled to receive, with respect to each share of 8% Convertible Preferred Stock, dividends, commencing from the date of issuance of such share of 8% Convertible Preferred Stock, at the rate of eight percent (8%) per annum of the Original Issue Price (the “Preferred Stock Dividends”). The Preferred Stock Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the first Business Day of January, April, July and October in each year (each day, a “Dividend Payment Date”). The Preferred Stock Dividends shall be paid to each holder of 8% Convertible Preferred Stock in cash out of legally available funds, except as otherwise permitted in Section 3(b) below.

(b)          The Corporation may elect, upon ten (10) Trading Days prior written notice to each holder (each, a “Dividend Election Notice Date”), in lieu of paying the Preferred Stock Dividends in cash on a Dividend Payment Date, to pay the Preferred Stock Dividends through the issuance of such number of Registered Shares determined by dividing the amount of the Preferred Stock Dividends then due and owing to the holders of the 8% Convertible Preferred Stock by the Market Price as of the applicable Dividend Payment Date, provided that on both the applicable Dividend Election Notice Date and on the applicable Dividend Payment Date the Equity Conditions (as defined below) have been satisfied (or waived in writing by the applicable holder except that the holders may not waive any Equity Condition to the extent such waiver would cause the Corporation to be in violation of the rules and regulations of the principal market on which the Corporation’s securities are quoted or listed). . Any election by the Corporation to pay dividends in cash or Registered Shares shall be made uniformly with respect to all outstanding shares of 8% Convertible Preferred Stock for a given dividend period.

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"Equity Conditions" means: (i) the Registration Statement filed pursuant to the Registration Rights Agreement (the “Registration Rights Agreement”), dated May 24, 2012, by and among the Corporation and the “Investors” named in that certain Securities Purchase Agreement by and among the Corporation and the investors name therein shall be effective and available for the resale of all remaining Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement; (ii) there are no blackout periods in-place under the Registration Rights Agreement; (iii) during the six (6) month period ending on and including the date immediately preceding the applicable Dividend Payment Date, the Corporation shall have delivered the Common Stock to the holders upon conversion of 8% Convertible Preferred Stock; (iv) after the issuance of the Registered Shares to the holders of a dividend any holder will not have an equity interest in the Corporation in excess of 9.99%; and (v) the Corporation has not disclosed any material not public information to any of the holders.

(c)          On or before the third Trading Day following a Dividend Payment Date, the Corporation shall, (X) provided that the transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”) and so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of the holder, credit such aggregate number of shares of Registered Shares to which the holder is entitled pursuant to Section 3(b) above, assuming the Company is DWAC eligible or (Y), if the transfer agent is not participating in the FAST Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address of the holder, a certificate, registered in the Corporation’s share register in the name of the holder or its designee, for the number of shares of Registered Shares to which the holder is entitled pursuant to Section 3(b).

(d)          Any accrued and unpaid Preferred Stock Dividends payable under Section 3(a) which are not paid within ten (10) Business Days of the applicable Dividend Payment Date shall bear interest at the rate of 10% per annum from such Dividend Payment Date until the dividend is paid in full. Such additional interest shall be paid solely in cash. The Corporation shall not have the right to pay Preferred Stock Dividends in Registered Shares during any period it is in default of its obligation to pay Preferred Stock Dividends to the holders of 8% Convertible Preferred Stock.

(e)          No distribution shall be made with respect to the Common Stock or the 8% Convertible Preferred Stock (except for the dividend permitted this Section 3) until all accumulated dividends have been declared and paid on the 8% Convertible Preferred Stock. After the payment of the dividends described in this Section 3, the Board of Directors may declare and pay dividends on Common Stock; provided, however, that any dividend declared on the Common Stock shall be paid on a pro rata basis to holders of Common Stock and 8% Convertible Preferred Stock on an as-converted basis.

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4.             Liquidation Rights. Upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the Corporation shall designate a time period (which shall not be less than ten Business Days) during which the holders of 8% Convertible Preferred Stock may exercise their rights to convert all or a portion of their 8% Convertible Preferred Stock into Common Stock as set forth in Section 6. Each holder of 8% Convertible Preferred Stock that does not exercise its rights to convert shall be entitled to receive out of the assets of the Corporation, for each share of 8% Convertible Preferred Stock, cash in an amount equal to (i) the Original Issue Price plus (ii) all accrued but unpaid dividends on the shares, before any payment or distribution shall be made on the Junior Stock, but after payment of all outstanding indebtedness and all amounts due on liquidation, dissolution or winding-up in respect of all preferred stock of the Corporation which by its terms is senior to the 8% Convertible Preferred Stock, if any. After the payment to the holders of 8% Convertible Preferred Stock of the full preferential amounts set forth above, the holders of 8% Convertible Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. Shares of 8% Convertible Preferred Stock shall not be entitled to participate in the liquidation as shares of Common Stock without first foregoing the 8% Convertible Preferred Stock liquidation preference. If the assets of the Corporation available for distribution to the holders of 8% Convertible Preferred Stock upon any liquidation, dissolution or winding-up of the Corporation are insufficient to pay the full preferential amount to which the holders of 8% Convertible Preferred Stock are entitled, then the holders of 8% Convertible Preferred Stock shall share in such distribution of assets pro rata in accordance with the amount that would be payable on such distribution if the amounts to which the holders of 8% Convertible Preferred Stock were entitled were paid in full.

For purposes of this Section 4, a Fundamental Transaction shall be treated as a liquidation for purposed of the liquidation preference contained in this Section 4. Prior to the consummation of such Fundamental Transaction, the Corporation shall designate a time period (which shall not be less than ten Business Days) during which the holders of 8% Convertible Preferred Stock may exercise their rights to convert all or a portion of their 8% Convertible Preferred Stock into Common Stock as set forth in Section 6.

“Fundamental Transaction” means that (A) the Corporation shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to another Person, or (iii) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (iv) reorganize, recapitalize or reclassify its Common Stock, or (B) any Person or Persons makes a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (C) after the Initial Issuance Date, any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) 50% or more of the outstanding shares of Voting Stock, (y) 50% or more of the shares of Voting Stock not beneficially owned by such Person or Persons as of the Original Issue Date, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Corporation sufficient to allow such Person to effect a statutory short form merger or other transaction requiring other shareholders of the Corporation to surrender their shares of Common Stock without approval of the shareholders of the Corporation.

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“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership or limited liability company interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

5.             Voting Rights.

(a)          Generally. Except as otherwise required by the DGCL or as expressly provided in this Certificate of Designation or the Certificate of Incorporation, the holders of 8% Convertible Preferred Stock shall not have any voting rights. With respect to any matter on which the holders of Common Stock shall be entitled to vote, the holders of shares of 8% Convertible Preferred Stock shall vote together with the holders of Common Stock, and not as a separate class, and each share of 8% Convertible Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion.

(b)          Certain Actions. In addition to the voting rights described in Section 5(a) above, so long as at least 25% of the aggregate number of originally-issued shares of 8% Convertible Preferred Stock are outstanding, the Corporation will not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of 8% Convertible Preferred Stock, voting as a separate class, (i) take any action that creates any new class or series of equity securities or any other security convertible into equity securities ranking senior to the 8% Convertible Preferred Stock with respect to redemption, voting, dividends, or liquidation rights; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that is adverse to the relative rights, preferences, qualifications, limitation or restrictions of the 8% Convertible Preferred Stock; (iii) increase the number of authorized shares of 8% Convertible Preferred Stock; (iv) agree to any restriction on the Corporation’s ability to satisfy its obligations hereunder to holders of the 8% Convertible Preferred Stock or the Corporation’s ability to honor the exercise of any rights of the holders of the 8% Convertible Preferred Stock; (v) declare or pay a dividend or distribution on any securities of the Corporation prior to the payment of the dividends required by this Certificate of Designation to the holders of 8% Convertible Preferred Stock; or (vi) approve any of the actions set forth in the second paragraph of Section 4

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6.             Optional Conversion by Holder. The 8% Convertible Preferred Stock shall be convertible into Common Stock of the Corporation as follows:

(a)          Optional Conversion. Subject to and upon compliance with the provisions of this Section 6, the holder of any shares of 8% Convertible Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert shares of 8% Convertible Preferred Stock into such number of shares of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price, multiplied by the number of shares of 8% Convertible Preferred Stock being converted.

(b)          Mechanics of Conversion. The holder of any shares of 8% Convertible Preferred Stock may exercise the conversion right specified in Section 6(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made and such date is referred to herein as the “Conversion Date.” Subject to the provisions of this Section 6, as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of 8% Convertible Preferred Stock to the Corporation or any transfer agent of the Corporation), but in no event more than three (3) Business Days thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. Subject to the provisions of this Section 6, the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of 8% Convertible Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of 8% Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered. All rights with respect to the 8% Convertible Preferred Stock that are converted pursuant to Section 6(a), including the rights, if any, to receive dividends, receive notices and vote (other than as a holder of Common Stock), will terminate upon the Corporation’s conversion pursuant to Section 6(a).

(c)          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of 8% Convertible Preferred Stock. If more than one share of 8% Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of 8% Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of 8% Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to (i) that fractional interest multiplied by (ii) the sum of (A) the Original Issue Price plus (B) any dividends on such share of 8% Convertible Preferred Stock which such holder is entitled to receive, but has not yet received.

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(d)          Failure to Timely Deliver Shares of Common Stock. If the Corporation shall fail for any reason or for no reason to issue to a holder of 8% Convertible Preferred Stock within three (3) Trading Days of the Conversion Date a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Corporation’s share register or to credit such holder’s balance account with DTC for such number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of 8% Convertible Preferred Stock, and if on or after such Trading Day such holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such holder of shares of Common Stock issuable upon such conversion that such holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within three (3) Business Days after such holder’s written request and in such holder’s discretion, either (i) pay cash to such holder in an amount equal to such holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such holder a certificate or certificates representing such shares of Common Stock and pay cash to such holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing bid price of the Common Stock on the Conversion Date.

7.             Adjustments to Conversion Price.

(a)          Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date that the first share of 8% Convertible Preferred Stock is issued (the “Original Issue Date”) the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the 8% Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the 8% Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately increased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)          Adjustment for Common Stock Dividends and Distributions. If at any time from time to time after the Original Issue Date the Corporation pays a dividend or other distribution in additional shares of Common Stock to the holders of Common Stock, the Conversion Price in effect immediately before the dividend or distribution shall be decreased as follows:

(i)          The Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction equal to:

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(1)         a numerator which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(2)         the denominator which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)          If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)         If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted to reflect the actual payment of such dividend or distribution.

(c)          Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the 8% Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 7), in any such event each holder of 8% Convertible Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of 8% Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

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(d)          Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person, as a part of such capital reorganization, provision shall be made so that the holders of the 8% Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the 8% Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of 8% Convertible Preferred Stock after the capital reorganization to the end that the provisions of this Section 7 (including adjustment of the number of shares of Common Stock that may be issued upon conversion of the 8% Convertible Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. As a condition to the consummation of any such transaction, the Corporation shall arrange for the person or entity obligated to issue securities or deliver cash or other assets upon conversion of the 8% Convertible Preferred Stock to, concurrently with the consummation of such transaction, assume the Corporation’s obligations hereunder by executing an instrument so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 7. The provisions of this paragraph (d) shall apply to successive consolidations, mergers, sales and transfers.

(e)          Adjustments for Dilutive Issues.

(i)           Special Definitions. For purposes of Section 7(e), the following definitions shall apply:

(1)           “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(2)           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(3)           “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 7(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than Excluded Securities.

(ii)          No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of 8% Convertible Preferred Stock, voting as a separate class agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)         Deemed Issue of Additional Shares of Common Stock.

(1)           If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Excluded Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

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(2)         If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 7(e)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 7(e)(iiii)(2) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3)         If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Excluded Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 7(e)(iv) (either because the consideration per share (determined pursuant to Section 7(e)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 7(e)(iii)(1)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

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(4)         Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 7(e)(iv), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5)         If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 7(e)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 7(e)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 7(e)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

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(iv)        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 7(e)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(v)         Determination of Consideration. For purposes of this Section 7(e)(v), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)            Cash and Property. Such consideration shall:

(A)         insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B)         insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(C)         in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

(2)            Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 7(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(A)         the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

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(B)         the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi)        Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 7(e)(iv), then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

8.             Beneficial Ownership Limitation. Notwithstanding anything in this Certificate of Designation to the contrary, the right of the holder to convert the 8% Convertible Preferred Stock shall be subject to a 9.99% limitation, with the result that the Corporation shall not effect any conversion of the 8% Convertible Preferred Stock, and the holder shall not have the right to convert any portion of the 8% Convertible Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with the holder's Affiliates) would beneficially own in excess of 9.99% (the “Ownership Limitation Percentage”) of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the holder of 8% Convertible Preferred Stock (together with the holder’s Affiliates) shall include the number of shares of Common Stock issuable upon conversion of the 8% Convertible Preferred Stock for which determination is being made under this Section 8, but shall exclude the number of shares of Common Stock issuable upon (A) conversion of the remaining unconverted shares of 8% Convertible Preferred Stock beneficially owned by such holder and its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation. Except as set forth in the preceding sentence, for purposes of this Certificate of Designation, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended and Regulation 13d-3 thereunder. By written notice to the Corporation, a holder of 8% Convertible Preferred Stock may increase or decrease the Ownership Limitation Percentage to any percentage not in excess of 9.99% as specified in such notice; provided that any such increase will not be effective until the 61st day after such notice is delivered to the Corporation and any such increase or decrease will apply only to the requesting holder and not to any other holder of 8% Convertible Preferred Stock.

9.             Reservation of Shares. The Corporation shall reserve at all times so long as any shares of 8% Convertible Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of 8% Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of 8% Convertible Preferred Stock.

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10.           Report or Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or other securities) issuable upon the conversion of shares of 8% Convertible Preferred Stock, the Corporation at its expense will promptly deliver a certificate of the Chief Financial Officer showing in reasonable detail the computation of such adjustment or readjustment in accordance with the terms of this Certificate of Designation. The Corporation shall also cause independent certified public accountants of recognized national standing (which may be the regular auditors of the Corporation) selected by the Corporation to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based. The Corporation will forthwith (and in any event not later than 30 days following the occurrence of the event requiring such adjustment) furnish a copy of each such report to each holder, and will, upon the written request at any time of a holder, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing how it was calculated. The Corporation will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by each holder or any prospective purchaser of shares of 8% Convertible Preferred Stock designated by the holder thereof.

11.           Notices of Corporate Action. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than the regularly-scheduled dividends described in Section 3 of this Certificate of Designation), or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any Fundamental Transaction; or (iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then the Corporation will deliver to each holder of the 8% Convertible Preferred Stock a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (y) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be furnished at least 20 days prior to the date therein specified; provided, however, if such date is prior to a public announcement relating to the events set forth and on such date the Corporation is either bound by an agreement with a third party of confidentiality with respect to the corporate action the subject of this Section 11, or the Corporation’s securities are traded or quoted on any recognized national securities exchange or quotation system, then such notice shall be provided to each holder of the 8% Convertible Preferred Stock simultaneously with the notice provided to the Corporation’s stockholders.

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12.          Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under application law.

13.           No Other Rights or Preferences. The 8% Convertible Preferred Stock shall have no other rights or preferences other than set forth in this Certificate of Designation.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Corporation as of the 25rd day of May, 2012.

LUXEYARD, INC.

By:	/s/ Braden Richter
Name:	Braden Richter
Title:	President & Chief Executive Officer

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